Exhibit 99.1

N E W S   R E L E A S E

Contact:

Phillip C. Bowman, CEO

Kevin P. Huffman, President, COO

Telephone:  (301) 352-3120

Website:  www.twsb.com

WSB Holdings, Inc. Announces Fourth Quarter and Year End Results

BOWIE, MD — January 30, 2012 - WSB Holdings, Inc. (Nasdaq: “WSB”), the parent company of Washington Savings Bank, F.S.B. (the “Bank”), today announced results of operations for both its fourth quarter and the twelve month period ending December 31, 2011.  WSB reports net earnings of $283,000, or $0.04 per basic and diluted share, for the three months ended December 31, 2011, compared to net earnings of $368,000, or $0.05 per basic and diluted share, for the comparable period of the prior year.  WSB reports net earnings for the twelve month period ending December 31, 2011 of $1.2 million, or $0.16 per basic and diluted share, compared to net loss of ($3.9) million, or $(0.49) per basic and diluted share, for the twelve month period ending December 31, 2010.

The decrease in net earnings for the three month period is primarily the result of the $188,000 decrease in non-interest income due to a reduction on our gain on sale of loans sold in the secondary market.  The increase in net earnings for the twelve month period ending December 31, 2011 is primarily the result of incurring a $200,000 provision for loan losses in 2011 as compared to $3.4 million during the twelve month period ending December 31, 2010, as well as a $3.0 million increase in non-interest income and a $2.6 million decrease in non-interest expenses in 2011 compared to 2010.. The increase in non-interest income for the current twelve month period is attributable to the $2.9 million other than temporary charge recognized during the third quarter of 2010, for which there was no comparable charge this year.  Also, non-interest expenses decreased during the twelve month period ending December 31, 2011 primarily as a result of the $2.0 million one-time debt pre-payment penalty that we recognized during the second quarter of 2010, for which there was no comparable expense this year.

We are pleased to report positive earnings for the fifth consecutive quarter. This has been accomplished by the Bank stressing the reduction of high cost liabilities, the reduction of non-performing loans, and lowering non-interest expense. During the year ending December 31, 2011, the Bank has seen a decrease in non-performing loans of 47%. Also, interest expense decreased by 16% and 28%, respectively, for the three and twelve months ending December 31, 2011.  These efforts have allowed the Bank to maintain profitable quarters despite the increasing pressure on Bank margins caused by the Federal Reserve policies and the significant slowdown in loan demand resulting from the stresses in the economy.

With these results the Bank’s Core Capital ratio is 11.61%, which remains well in excess of the regulatory levels for being “well capitalized,” and we continue to look for profitable opportunities in this market to grow the Bank.

About The Washington Savings Bank, F.S.B.

The Washington Savings Bank, F.S.B. is a $384 million full service community bank serving the business and consumer needs of the Washington, Baltimore, Annapolis, and Southern Maryland communities.

Headquartered in the Baltimore-Washington corridor, WSB serves the banking needs of growing businesses with commercial lending facilities, commercial real estate financing, residential mortgages, and residential construction financing for both developers and individual home owners.  The Bank offers a full range of deposit services and products for both consumers and businesses, through internet banking and its branches located in Anne Arundel, Prince George’s, and Charles counties.  Our services include remote deposit capture services for our commercial customers, which allows us a commercially viable means to serve the depository needs of businesses beyond our branch network.

For more information, visit http://www.twsb.com or call 301-352-3120.

FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended December 31,
	2011	2010	% Change
Interest Income	$4,429,000	$4,554,000	(3)%
Interest Expense	$1,408,000	$1,670,000	(16)%
Net Interest Income	$3,021,000	$2,883,000	5%
Non-Interest Income	$786,000	$975,000	(19)%
Non-Interest Expenses	$3,316,000	$3,343,000	(1)%
Provision for Loan Losses	$0	$0	0%
Net Earnings/(Loss)	$283,000	$368,000	(23)%
Basic Earnings/(Loss) Per Share	$0.04	$0.05	(20)%
Diluted Earnings/(Loss) Per Share	$0.04	$0.05	(20)%
Dividends Declared Per Share	$0.00	$0.00	0%
Average Shares Outstanding	7,995,232	7,912,294	1%
Average Diluted Shares Outstanding	7,922,986	7,913,196	0%

	Twelve Months Ended December 31,
	2011	2010	% Change
Interest Income	$18,311,000	$20,727,000	(12)%
Interest Expense	$6,014,000	$8,375,000	(28)%
Net Interest Income	$12,297,000	$12,352,000	(0)%
Non-Interest Income	$3,712,000	$683,000	443%
Non-Interest Expenses	$13,849,000	$16,443,000	(16)%
Provision for Loan Losses	$200,000	$3,350,000	(94)%
Net Earnings/(Loss)	$1,249,000	$(3,873,000)	132%
Basic Earnings/(Loss) Per Share	$0.16	$(0.49)	133%
Diluted Earnings/(Loss) Per Share	$0.16	$(0.49)	133%
Dividends Declared Per Share	$0.00	$0.00	0%
Average Shares Outstanding	7,987,720	7,885,217	1%
Average Diluted Shares Outstanding	7,970,087	7,885,217	1%
Return on Average Assets	0.32%	(0.92)%	135%
Return on Average Equity	2.34%	(7.29)%	132%

	As of
	December 31, 2011	December 31, 2010	% Change
Total Assets	$384,961,000	$395,930,000	(3)%
Total loans held-for-investment	$211,478,000	$234,064,000	(10)
Total non performing loans to total loans held for investment	6.07%	11.56%	(47)%
Allowance as a percentage of total gross loans held-for-investment	2.90%	4.37%	(34)%
Total non-performing loans to total assets	3.33%	6.84%	(51)%
Total non-performing assets to total assets	4.59%	8.37%	(45)%
Deposits and borrowings	329,051,000	342,581,000	(4)%
Total Stockholders’ Equity	54,273,000	51,619,000	5%
Book Value Per Share	$6.79	$6.51	4%

As of December 31, 2011:	Washington Savings Bank, F.S.B.		To be Considered Well Capitalized Under Prompt Corrective Action		Excess over Levels to be Considered Well Capitalized Under Prompt Corrective Action
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 capital (to risk weighted assets)	$43,580,820	19.64%	$13,317,186	6.00%	$30,263,634	13.64%
Total capital (to risk weighted assets)	46,360,354	20.89%	22,195,310	10.00%	24,165,044	10.89%
Core capital (leverage) (to tangible assets)	43,584,440	11.61%	18,778,030	5.00%	24,806,410	6.61%